APPENDIX A

List of Funds

Amerigo Fund

Clermont Fund

Select Allocation Fund

Descartes Fund

Liahona Fund

Reservoir Fund

Select Appreciation Fund

Enhanced Income Fund

Flexible Income Fund

Shelter Fund

Milestone Treasury Obligations Fund

The parties hereto agree that this Appendix A shall supersede and replace the existing Appendix A to the Consulting Agreement effective as of the 23rd day of September 2011.

ADVISORONE FUNDS

NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By:

/s/ W. Patrick Clarke

By:  /s/ Michael J. Wagner

W. Patrick Clarke, President

Michael J. Wagner, President